As filed with the Securities and Exchange Commission on November
22, 1995
                                   Registration No. 33-____________
 =================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                  ------------------------------

                             FORM S-8
                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933

                  ------------------------------

                            HUBCO, INC.
      (Exact name of registrant as specified in its charter)

                            NEW JERSEY
  (State or other jurisdiction of incorporation or organization)

                            22-2405746
               (I.R.S. Employer Identification No.)

1000 MACARTHUR BOULEVARD, MAHWAH, NEW JERSEY            07430
  (Address of principal executive offices)            (Zip code)

            NON-QUALIFIED STOCK OPTION GRANT AGREEMENT
                     (Full title of the plan)

                   KENNETH T. NEILSON, PRESIDENT
                            HUBCO, INC.
                     1000 MACARTHUR BOULEVARD
                     MAHWAH, NEW JERSEY 07430
              (Name and address of agent for service)

                          (201) 236-2200
   (Telephone number, including area code, of agent for service)

                              CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
Title of       Amount           Proposed maximum   Proposed             Amount of
securities to  to be            offering price     aggregate            registration
be registered  registered<F1>   per unit<F2>       offering price<F2>   fee
---------------------------------------------------------------------------------------
Common stock,  10,850           $4.608             $49,996.80           $100.00
No par value
               21,700           $4.147             $89,989.90
---------------------------------------------------------------------------------------

<F1>     This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares as may become subject to options under the Non-Qualified Stock Option Grant Agreement as a result of the anti-dilution provisions thereof.
<F2>     Pursuant to Rule 457(h) under the Securities Act of 1933, based on the option exercise price of $4.608 per share for 10,850 shares of Common Stock and $4.147 per share for 21,700 shares of Common Stock, as set forth in the Non-Qualified Stock Option Grant Agreement.

PART I    INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information

     Not filed with this Registration Statement.

Item 2.   Registrant Information and Employee Plan Annual
          Information

     Not filed with this Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents are hereby incorporated by reference in this Registration Statement:

     (a) the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994;

     (b) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and
          September 30, 1995;

     (c)  the Registrant's Current Reports on Form 8-K dated:

          (1) February 14, 1995 (filed on February 23, 1995), as amended by a form 8-K/A filed on September 27, 1995,

          (2)   February 14, 1995 (filed on March 2, 1995),

          (3) April 5, 1995 (filed on April 19, 1995), as amended by a Form 8-K/A filed on April 25, 1995,

          (4)   April 18, 1995 (filed on April 21, 1995),

          (5)   June 30, 1995 (filed on July 3, 1995),

          (6)   August 14, 1995 (filed on August 24, 1995),

          (7)   October 16, 1995 (filed on October 19, 1995), and

          (8)   October 20, 1995 (filed on October 23, 1995).

          (9)   November 3, 1995 (filed on November 15, 1995).

     (d)  Form 8-A registering the Registrant's common stock.


     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.   Indemnification of Directors and Officers.

     (a)  Limitation of Liability of Directors and Officers.
Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provisions shall not relieve a director or officer from liability for any breach of duty based upon an act or omission
(a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. Article X of the Registrant's Certificate of Incorporation includes limitation on the liability of officers and directors to the fullest extent permitted by New Jersey law.

     (b) Indemnification of Directors, Officers, Employees and Agents. Under Article VI of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgements, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgement or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

     (c) Insurance. The Registrant's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.   Exhibits.

     4          Non-Qualified Stock Option Grant Agreement

     5          Opinion of Pitney, Hardin, Kipp & Szuch

     23(a) Consent of Pitney, Hardin, Kipp & Szuch (included in the opinion filed as Exhibit 5(a) hereto)

     23(b)      Consent of Arthur Anderson LLP

Item 9.   Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement and to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however,

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13 (a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, State of New Jersey, on the 17th day of October, 1995.

                                HUBCO, INC.

                                By: KENNETH T. NEILSON
                                    -----------------------------
                                    Kenneth T. Neilson
                                     President and Chief
                                       Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature            Title               Date
     ---------            -----               ----

JAMES E. SCHIERLOH        Chairman of the     October 17, 1995
------------------------  Board and Director
(James E. Schierloh)

KENNETH T. NEILSON        President and       October 17, 1995
------------------------  Director (Chief
(Kenneth T. Neilson)      Executive Officer)

ROBERT J. BURKE           Director            October 17, 1995
------------------------
(Robert J. Burke)

JOAN DAVID                Director            October 17, 1995
------------------------
(Joan David)

THOMAS R. FARLEY          Director            October 17, 1995
------------------------
(Thomas R. Farley)

HENRY G. HUGELHEIM        Director            October 17, 1995
------------------------
(Henry G. Hugelheim)

HARRY J. LEBER            Director            October 17, 1995
------------------------
(Harry J. Leber)

BRYANT D. MALCOLM         Director            October 17, 1995
------------------------
(Bryant D. Malcolm)

W. PETER McBRIDE          Director            October 17, 1995
------------------------
(W. Peter McBride)

CHARLES F.X. POGGI        Director            October 17, 1995
------------------------
(Charles F.X. Poggi)

                          Director            October 17, 1995
------------------------
(Sister Grace Frances
Strauber)

EDWIN WACHTEL             Director            October 17, 1995
------------------------
(Edwin Wachtel)

RICHARD LINHART           Treasurer and       October 17, 1995
------------------------  Chief Financial
(Richard Linhart)         Officer (Principal
                          Financial Officer)

CHRISTINA L. MAIER        Assistant           October 17, 1995
------------------------  Treasurer
(Christina L. Maier)      (Principal
                          Accounting Officer)

                         INDEX TO EXHIBITS

Exhibit No.          Description
-----------          -----------

     4               Non-Qualified Stock Option Grant Agreement

     5               Opinion of Pitney, Hardin, Kipp & Szuch

   23(a)             Consent of Pitney, Hardin, Kipp & Szuch
                     (included in Exhibit 5 hereto)

   23(b)             Consent of Arthur Andersen LLP